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                                                                    EXHIBIT 12.1

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                     (Unaudited)
                                                                  Six Months Ended
                                                              ------------------------
                                                             August 24,       August 25,
                                                                2002            2001
                                                              --------        --------
                                                        (Dollars in thousands, except ratios)
Earnings:
  Income before income taxes                                  $108,466        $ 57,653
  Add:
    Interest on indebtedness                                     5,643          12,851
    Equity income, net of distributions                            653            (442)
    Minority losses                                              1,141             396
    Portion of rents representative of the interest factor       3,222           3,222
    Amortization of capitalized interest                           624             976
                                                              --------        --------
      Adjusted earnings                                       $119,749        $ 74,656
                                                              ========        ========

Fixed charges:
  Interest on indebtedness                                       5,643          12,851
  Portion of rents representative of the interest factor         3,222           3,222
  Capitalized interest                                            --               917
                                                              --------        --------
     Total fixed charges                                      $  8,865        $ 16,990
                                                              ========        ========


       Ratio of earnings to fixed charges                        13.51            4.39
                                                              ========        ========
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